Filed pursuant to Rule 433
Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02,
333-137120-03, 333-137120-04, 333-137120-05,
333-137120-06, 333-137120-07 and 333-137120-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

April 12, 2007

Issuer: Florida Power & Light Company

Underwriting Agreement dated April 12, 2007

Representatives:
ABN AMRO Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.

Bonds:
Designation:	First Mortgage Bonds, 5.85% Series due May 1, 2037
Principal Amount:	$300,000,000
Date of Maturity:	May 1, 2037
Coupon Rate:	5.85%
Price to Public:	99.800% of the principal amount thereof
Treasury Benchmark:	4.50% due February 15, 2036
Benchmark Price:	93-11+
Benchmark Yield:	4.934%
Spread to Benchmark Treasury:	+93 basis points
Reoffer Yield:	5.864%
Settlement Date:	April 17, 2007
CUSIP / ISIN Number:	341081 EY9 / US341081EY97
Expected Credit Ratings*:
Moody’s Investors Service Inc.	“Aa3” (stable outlook)
Standard & Poor’s Ratings Services	“A” (stable outlook)
Fitch Ratings	“AA-” (stable outlook)
Make-Whole Call:	At any time at 100% plus Make-Whole Premium at discount rate equal to Treasury Yield plus 15 basis points.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling ABN AMRO Incorporated toll-free at 1-888-226-3754; Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663; or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.